As filed with the Securities and Exchange Commission on November 5, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WESTERN DIGITAL CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	33-0956711
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3355 Michelson Drive, Suite 100

Irvine, California 92612

(949) 672-7000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Michael C. Ray

Senior Vice President, General Counsel and Secretary

Western Digital Corporation

3355 Michelson Drive, Suite 100

Irvine, California 92612

(949) 672-7000

(Name, Address, including zip code, and telephone number, including area code, of Agent for Service)

With copies to:

C. Brophy Christensen, Jr., Esq. O’Melveny & Myers LLP 2765 Sand Hill Road Menlo Park, California 94025 (650) 473-2600	Thomas J. Ivey, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1400 Palo Alto, California 94301 (650) 470-4500

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) of the Securities Act, check the following box  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) of the Securities Act, check the following box  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company (as defined in Exchange Act Rule 12b-2).

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $.01 par value per share	6,250,000	$97.38	$608,625,000	$70,722.23

(1)	Includes 815,217 shares that the underwriters have the option to purchase from the selling stockholder at the public offering price less the underwriters’ discount. See “Underwriting.”
(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based upon a $97.38 per share average of high and low prices of the registrant’s common stock as reported on The NASDAQ Global Select Market on October 31, 2014.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities nor is it a solicitation to buy these securities in any jurisdiction where such offer or sale is not permitted.

Subject to Completion. Dated November 5, 2014

5,434,783 Shares

Western Digital Corporation

Common Stock

This is a public offering of 5,434,783 shares of common stock of Western Digital Corporation by the selling stockholder identified in this prospectus. Hitachi, Ltd. acquired these shares from us on March 8, 2012 pursuant to a Stock Purchase Agreement we entered into on March 7, 2011 to acquire, through our indirect wholly-owned subsidiary Western Digital Ireland, Ltd., all the issued and outstanding paid-up share capital of Viviti Technologies Ltd., formerly known as Hitachi Global Storage Technologies Holdings Pte. Ltd. (“HGST”), from Hitachi, Ltd. Upon completion of this offering, the selling stockholder will beneficially own 7,065,217 shares of our common stock (6,250,000 shares if the underwriters exercise in full their option to purchase additional shares described herein) and will be subject to a customary lock-up agreement for a period of 90 days after the date of this prospectus with respect to such shares.

The selling stockholder identified in this prospectus is offering all of the shares of our common stock offered hereby. We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholder. We will pay certain of the expenses associated with the sale of the shares of our common stock by the selling stockholder.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “WDC.” The last reported sale price of our common stock on November 4, 2014 was $100.00 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Price to public	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to the selling stockholder	$	$

The underwriters have the option to purchase up to an additional 815,217 shares from the selling stockholder identified in this prospectus within 30 days from the date of this prospectus at the initial price to the public less the underwriting discounts and commissions. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable will be $        , and the total proceeds to the selling stockholder, before expenses, will be $        . We will not receive any proceeds from the sale of any of the additional shares.

The underwriters expect to deliver the shares of our common stock to purchasers on or about                     , 2014.

Goldman, Sachs & Co.	BofA Merrill Lynch	J.P. Morgan	RBC Capital Markets

Needham & Company	Stifel	Evercore ISI

The date of this prospectus is                     , 2014.

PROSPECTUS SUMMARY	1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	6

RISK FACTORS	8

USE OF PROCEEDS	11
MARKET PRICE FOR COMMON STOCK	12
DIVIDEND POLICY	13
DESCRIPTION OF COMMON STOCK	14
SELLING STOCKHOLDER	17
RELATIONSHIPS WITH HITACHI, LTD.	18

You may rely only on the information contained or incorporated by reference in this prospectus and in any related free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the selling stockholder have not, and the underwriters have not, authorized any other person to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus or in any related free writing prospectus prepared by or on behalf of us or to which we have referred you. We, the selling stockholder and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any related free writing prospectus prepared by or on behalf of us or to which we have referred you does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction in which such offer or solicitation is unlawful. You should assume that the information contained in this prospectus is accurate only as of the date hereof, and that any information incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

PROSPECTUS SUMMARY

The following is a summary of selected information contained elsewhere or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before making an investment in our common stock, and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere or incorporated by reference in this prospectus. You should carefully consider all of the information contained in and incorporated by reference in this prospectus, including the information set forth under the heading “Risk Factors,” the financial statements, and the notes to the financial statements, included elsewhere or incorporated by reference in this prospectus, before deciding to invest in our common stock. Unless otherwise stated, or the context otherwise requires, as used herein, the terms “we,” “us,” “our,” the “Company,” “WDC” and “Western Digital” refer to Western Digital Corporation and its subsidiaries on a consolidated basis.

Our Business

We are a leading developer, manufacturer and provider of data storage solutions that enable consumers, businesses, governments and other organizations to create, manage, experience and preserve digital content. Our product portfolio includes hard disk drives (“HDDs”), solid-state drives (“SSDs”), direct attached storage solutions, personal cloud network attached storage solutions, and public and private cloud data center storage solutions. HDDs are our principal products and are today’s primary storage medium for digital content, with the use of solid-state storage products growing rapidly. Our products are marketed under the HGST, WD and G-Technology brand names. Over the last 10 years, we have achieved strong financial results, including consistently strong cash flow generation. For the fiscal year ended June 27, 2014 and the fiscal quarter ended October 3, 2014, we achieved revenue of $15.1 billion and $3.9 billion, respectively.

We believe we are well positioned to capitalize on two important long-term growth trends in the rapidly changing storage industry—the ongoing expansion in digital content and the growth in the amount of that content being stored. These trends are linked directly to consumers’ and commercial enterprises’ increasingly ubiquitous experience with data and the increasing value of that data. The confluence of data growth and the ability to expand the extraction of value from data is driving the need for the long-term retention of as much data as possible for potential future refinements in a wide range of fields, including legal, medical, surveillance and regulatory. We believe the ways in which people and organizations are creating and using data are changing and that the amount of data considered valuable to store is expanding. We also believe we are strongly positioned to play a role in the continuation of these trends as an enabler of the creation and storage of additional data. With a focus on innovation and value creation, our goal is to grow through continued strong execution and with targeted investments in datacenter infrastructure, mobility and the cloud.

Due to regulatory requirements, we operate our global business through two independent subsidiaries—HGST and WD, both long-time innovators in the storage industry. In March 2014, we submitted an application to the Ministry of Commerce of the People’s Republic of China (“MOFCOM”) to lift the condition it imposed on us to operate these businesses separately. At this time, we are awaiting MOFCOM’s response to our application.

HGST and WD have relationships with the full range of customers currently addressing storage opportunities. These include storage subsystem suppliers, major server original equipment manufacturers (“OEMs”), Internet and social media infrastructure players, and personal computer and Mac™ OEMs. Through HGST and WD, we sell our products to OEMs, distributors, resellers, cloud infrastructure players, and consumers. We have a strong consumer brand heritage with our WD and G-Technology branded products businesses.

The storage market in which we operate is rapidly changing and evolving. To address these dynamics, we regularly review opportunities to apply our knowledge of data storage technology to markets that we do not currently serve or in markets where we seek to broaden our participation and augment our resources and capabilities. We have taken actions to strengthen our enterprise SSD business with the acquisitions of sTec, Inc., VeloBit, Inc. and Virident Systems, Inc., and our strategic investments in various startup companies that we believe are technology innovators in the broader storage market and with whom we seek to develop strategic relationships in order to enable our customers to deploy highly optimized storage solutions that meet their changing data management needs.

The growth and changes in the global market for data storage solutions are being driven by several factors including:

•

Growth and proliferation of data. The data-driven economy is expected to see a ten-fold growth in data usage from 2013 to 2020. Data-driven decision making is increasingly impacting productivity and profitability—key reasons why the amount of data considered valuable to store is expanding. Additionally, the proliferation of consumer electronics, computing devices, social media and cloud-related infrastructure is driving rapid growth in the creation, sharing and retention of high definition video, high resolution images, e-mail and big data files.

•

Changing data workloads. Increasing demand for data access and distribution anytime and anywhere, facilitated by rapidly improving network accessibility, big data analytics and distributed computing, is powering a dramatic increase in the need for data storage at both the local level and at the off-site, network-accessed or “cloud” levels.

•

Advancements in storage devices. Technological improvements in the capacity, size, performance, connectivity and power requirements of storage devices continue to be made as there is demand for higher density and higher performance storage in increasingly diverse applications.

•

Mobility and digital content. Growth in consumers’ use of mobile computing and storage and use of digital content in the home, small office and enterprise is changing how storage solutions serve the continuum of customer needs.

•

Increasing business agility and consumerization of IT. With the significant increase in data storage demand, enterprises and cloud infrastructure players have adopted multiple storage architectures to improve storage performance and manage the costs of this growth. As consumers expect higher performance enabled by rapid usage of multi-form factor devices across enterprises, newer storage architectures optimize data storage to the most appropriate storage device, driving increasing demand for high capacity and high performance HDDs and flash-based solid-state storage.

We are a market and customer driven company, focused on growth, innovation and value creation for our customers, employees and shareholders. We develop deep and collaborative relationships with customers aimed at making them more successful, an approach that is being manifested in our role as a trusted advisor and market maker in our served markets. We believe this approach is one of the key factors that will help us continue to achieve strong financial performance. We believe our platform is broad-based and powerful, with growth drivers and unique competitive advantages that will continue to provide us the opportunity to expand our value-creation model within an evolving, changing and growing storage market.

The ability to store large amounts of data is an ongoing enabler of the large amount of digital content being created and utilized. We believe the growth in the number of computing users and connected mobile devices in the world continues unabated, creating more usage and more digital content to be stored. Cloud computing applications are especially noteworthy given that they create multiple copies of photos, videos and other content to ensure efficient distribution and security. We believe unit volumes in the HDD industry were up 3% in fiscal 2014 from fiscal 2013, reflecting strength in gaming and the HDD enterprise markets. In addition, we believe unit volumes in the SSD industry were up 24% in fiscal 2014 from fiscal 2013, reflecting strength in SSD enterprise markets.

We believe we have the technology building blocks to increase our overall market participation and be a full-line data storage solutions supplier. Consistent with our measured and deliberate approach to new market entries in the recent past, our approach to additional new markets will be based on a careful assessment of the risks, rewards, requirements and profit potential of such actions.

Corporate Information

WDC, a Delaware corporation, is the parent company of our storage business, which operates under two independent subsidiaries—HGST and WD. WDC was founded in 1970 as a specialized semiconductor manufacturer and since entering the storage industry in 1988, its WD subsidiary has been a technology standard-setter in the industry’s highest volume markets. HGST, known as Hitachi Global Storage Technologies Holdings Pte. Ltd. until shortly before its acquisition by WDC in March 2012, was founded in 2003 through the combination of the hard drive businesses of International Business Machines Corporation, the inventor of the hard drive, and Hitachi, Ltd.

Our principal executive office is located at 3355 Michelson Drive, Suite 100, Irvine, California 92612, and the telephone number of our principal executive office is (949) 672-7000.

Our Relationship with Hitachi, Ltd.

On March 8, 2012, Western Digital Ireland, Ltd., one of our indirect wholly-owned subsidiaries, acquired all of the issued and paid-up share capital of Viviti Technologies Ltd., formerly known as Hitachi Global Storage Technologies Holdings Pte. Ltd., a wholly owned subsidiary of Hitachi, Ltd., for an aggregate purchase price consisting of (i) cash consideration of approximately $3.7 billion and (ii) 25,000,000 shares of our common stock. Hitachi sold 12,500,000 of these shares on November 6, 2013 in an underwritten offering. Upon completion of this offering, Hitachi, Ltd. will (i) beneficially own 7,065,217 shares of our common stock (6,250,000 shares if the underwriters exercise in full their option to purchase additional shares) and (ii) be subject to a customary lock-up agreement for a period of 90 days after the date of this prospectus with respect to such shares. See “Relationships With Hitachi, Ltd.”

THE OFFERING

Common stock offered by the selling stockholder	5,434,783 shares.

6,250,000 shares if the underwriters exercise their option to purchase additional shares in full.

Common stock to be outstanding immediately after this offering	232,230,269 shares (based on the number of shares of our common stock outstanding as of October 31, 2014).

Use of proceeds

The selling stockholder will receive all of the net proceeds from the sale of our common stock in this offering. We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholder. See “Use of Proceeds.”

Risk factors

Investing in our common stock involves a high degree of risk. You should carefully read the information set forth under “Risk Factors” beginning on page 8 of this prospectus, together with all of the other information set forth or incorporated by reference in this prospectus, before deciding to invest in our common stock.

Lock-up agreements

We will be subject to a customary lock-up agreement for a period of 60 days after the date of this prospectus. The selling stockholder will be subject to a customary lock-up agreement for a period of 90 days after the date of this prospectus. See “Underwriting.”

Symbol for trading on The NASDAQ Global Select Market	“WDC.”

Unless otherwise indicated, all information in this prospectus relating to the number of shares of our common stock to be outstanding immediately after this offering:

•	excludes 9,853,148 shares of our common stock issuable upon the exercise of options outstanding as of October 31, 2014, at a weighted average exercise price of $45.2871 per share;

•

excludes 3,399,208 shares of our common stock issuable upon vesting of restricted stock units, including 228,753 shares representing the maximum number of shares potentially issuable pursuant to restricted stock unit awards subject to performance-based vesting conditions;

•	excludes 230,261 shares of our common stock issuable upon the payment of restricted stock units and deferred stock units that have been deferred under our deferred compensation plan; and

•	excludes 12,280,541 shares of our common stock reserved for future issuance under our equity compensation plans.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the underwriters’ option to purchase additional shares.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables set forth, for the periods presented, (i) selected summary information from our consolidated statements of income by dollars and percentage of net revenue and (ii) summary information regarding unit shipments, average selling prices (“ASPs”) and revenues by geography and channel. Our summary consolidated financial data for each of the years ended June 27, 2014, June 28, 2013 and June 29, 2012 has been derived from our audited consolidated financial statements, which are incorporated by reference in this prospectus. Our summary consolidated financial data for each of the three months ended October 3, 2014 and September 27, 2013 have been derived from our unaudited consolidated financial statements, which are incorporated by reference in this prospectus. Certain prior year amounts have been reclassified to conform to the current year presentation.

Our fiscal year ends on the Friday nearest to June 30 and typically consists of 52 weeks. Approximately every six years, we report a 53-week fiscal year to align our fiscal year with the foregoing policy. Fiscal years 2014, 2013 and 2012, which ended on June 27, 2014, June 28, 2013 and June 29, 2012, respectively, were each comprised of 52 weeks. Fiscal year 2015 will be comprised of 53 weeks, with the first quarter consisting of 14 weeks and the second, third and fourth quarters consisting of 13 weeks each.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. The following summaries of our consolidated financial data for the periods presented should be read in conjunction and our consolidated financial statements and the related notes, which are incorporated by reference in this prospectus.

	Three Months Ended				Years Ended
(In millions, except percentages)	October 3, 2014		September 27, 2013		June 27, 2014		June 28, 2013		June 29, 2012
Net revenue	$3,943	100.0%	$3,804	100.0%	$15,130	100.0%	$15,351	100.0%	$12,478	100.0%
Gross profit	1,149	29.1	1,099	28.9	4,360	28.8	4,363	28.4	3,638	29.2
Research and development and selling, general and administrative expenses	657	16.7	533	14.0	2,422	16.0	2,278	14.8	1,573	12.6
Charges related to arbitration award	14	0.4	13	0.3	52	0.3	681	4.4	–	–
Employee termination, asset impairment and other charges	9	0.2	11	0.3	95	0.6	138	0.9	80	0.6
Charges related to flooding, net	–	–	–	–	–	–	–	–	214	1.7
Operating income	469	11.9	542	14.2	1,791	11.8	1,266	8.2	1,771	14.2
Other expense, net	(9)	(0.2)	(10)	(0.3)	(39)	(0.3)	(44)	(0.3)	(14)	(0.1)
Income before income taxes	460	11.7	532	14.0	1,752	11.6	1,222	8.0	1,757	14.1
Income tax provision	37	0.9	37	1.0	135	0.9	242	1.6	145	1.2
Net income	$423	10.7	$495	13.0	$1,617	10.7	$980	6.4	$1,612	12.9

	Three Months Ended		Years Ended
(In millions, except percentages and ASPs)	October 3, 2014	September 27, 2013	June 27, 2014	June 28, 2013	June 29, 2012
Net revenue	$3,943	$3,804	$15,130	$15,351	$12,478
Average selling price (per unit)*	$58	$58	$58	$61	$62
Revenues by Geography(%)
Americas	27%	26%	25%	26%	23%
Europe, Middle East and Africa	21	20	21	20	19
Asia	52	54	54	54	58
Revenues by Channel(%)
OEM	63%	64%	63%	63%	63%
Distributors	24	24	24	24	25
Retailers	13	12	13	13	12
Unit Shipments*
PC	39.7	40.2	157	162	150
Non-PC	25.0	22.4	92	80	52

Total units shipped	64.7	62.6	249	242	202

* Based on sales of hard drive units only.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus and the documents incorporated herein by reference contain “forward-looking” information as that term is defined by the Private Securities Litigation Reform Act of 1995. Any statements that do not relate to historical or current facts or matters are forward-looking statements. You can identify some of the forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “would,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast,” and the like, or the use of future tense. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions. Examples of forward-looking statements include, but are not limited to, statements concerning:

•	expectations regarding industry demand and pricing in the December quarter and the ability of the industry to support this demand;

•	expectations concerning the anticipated benefits of our acquisitions;

•	demand for our products in the various markets and factors contributing to such demand;

•	our position in the industry;

•	our belief regarding our ability to capitalize on the expansion in, and our expectations regarding the growth and demand of, digital data;

•	our plans to continue to develop new products and expand into new storage markets and into emerging economic markets;

•	emergence of new storage markets for our products;

•	emergence of competing storage technologies;

•	our quarterly cash dividend policy;

•	our share repurchase plans;

•	our stock price volatility;

•	our belief regarding our compliance with environmental laws and regulations;

•	expectations regarding our external and internal supply base;

•	our belief regarding component availability;

•	expectations regarding the outcome of legal proceedings in which we are involved;

•	our beliefs regarding tax benefits and the timing of future payments, if any, relating to the unrecognized tax benefits, and the adequacy of our tax provisions;

•	contributions to our pension plans in fiscal 2015; and

•	our beliefs regarding the sufficiency of our cash and cash equivalents to meet our working capital, capital expenditure and other cash needs.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. You are urged to carefully review the disclosures we make concerning risks and other factors that may affect the outcome of our forward-looking statements and our business and operating results, including those described below under the heading “Risk Factors” as well as those made in documents incorporated by reference in this prospectus, including those set forth in our Quarterly Report on Form 10-Q for the quarter ended October 3, 2014, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the Securities and Exchange Commission (“SEC”), in the future, including subsequent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. We caution you that any forward-looking statements made in this prospectus and the documents incorporated herein by reference are not guarantees of future performance, events or results, and you should not place undue reliance on these forward-looking statements, which speak only as of their respective dates. We do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events, unless required by law to do so.

RISK FACTORS

An investment in our common stock involves risks. Before making an investment decision, you should carefully consider, among other factors, the risks described below that are specific to our common stock, and those that could affect us and our business described in our Quarterly Report on Form 10-Q for the quarter ended October 3, 2014, which is incorporated by reference in this prospectus, as well as the other information we include or incorporate by reference in this prospectus. See “Where You Can Find More Information and Incorporation of Certain Documents by Reference.”

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell our common stock owned by you at times or at prices you find attractive.

The trading price of our common stock may fluctuate significantly as a result of a number of factors, many of which are outside our control. Among the factors that could affect our stock price are:

•	actual or anticipated fluctuations in our operating results, including those resulting from the seasonality of our business;

•	announcements of technological innovations by us or our competitors, which may decrease the volume and profitability of sales of our existing products and increase the risk of inventory obsolescence;

•	new products introduced by us or our competitors;

•	strategic actions by us or competitors, such as acquisitions and restructurings;

•	periods of severe pricing pressures due to oversupply or price erosion resulting from competitive pressures or industry consolidation;

•	developments with respect to patents or proprietary rights;

•	proposed or adopted regulatory changes or developments or anticipated or pending investigations, proceedings or litigation that involve or affect us or our competitors;

•	conditions and trends in the hard drive, solid state storage, computer, data and content management, storage and communication industries;

•	contraction in our operating results or growth rates that are lower than our previous high growth-rate periods;

•

failure to meet analysts’ revenue or earnings estimates or changes in financial estimates or publication of research reports and recommendations by financial analysts relating specifically to us or the storage industry in general; and

•	macroeconomic conditions that affect the market generally and, in particular, developments related to market conditions for our industry.

In addition, the stock market is subject to fluctuations in the stock prices and trading volumes that affect the market prices of the stock of public companies, including us. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of shares of our common stock. For example, expectations concerning general economic conditions may cause the stock market to experience extreme price and volume fluctuations from time to time that particularly affect the stock prices of many high technology companies. These fluctuations often appear to be unrelated to the operating performance of the companies.

Securities class action lawsuits are often brought against companies after periods of volatility in the market price of their securities. A number of such suits have been filed against us in the past, and should any new lawsuits be filed, such matters could result in substantial costs and a diversion of resources and management’s attention.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

We have agreed, subject to certain exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933, as amended (“Securities Act”), relating to, any of our securities that are substantially similar to the shares of our common stock offered hereby, including but not limited to any options or warrants to purchase shares of our common stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, our common stock or any such substantially similar securities, without the prior written consent of Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 60 days after the date of this prospectus. After the expiration of such period, we will not be restricted from issuing additional securities. The issuance of any additional shares of our common stock or the issuance of other securities convertible into or exchangeable or exercisable for shares of our common stock could be substantially dilutive to holders of shares of our common stock. Holders of shares of our common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our stockholders. In addition, any sale of substantial amounts of shares of our common stock, the perception that such sales could occur, or the availability for future sale of shares of our common stock or securities convertible into or exchangeable or exercisable for shares of our common stock could adversely affect the market price of our common stock and our ability to raise capital through future equity offerings.

Any decisions to reduce or discontinue paying cash dividends to our shareholders or repurchase shares of our common stock pursuant to our previously announced stock repurchase program could cause the market price for our common stock to decline.

Our payment of quarterly cash dividends and repurchase shares of our common stock pursuant to our stock purchase program will be subject to, among other things, our financial position and results of operations, available cash and cash flow, capital requirements, and other factors. Any reduction or discontinuance by us of the payment of quarterly cash dividends or repurchases of our common stock pursuant to our stock repurchase program could cause the market price of our common stock to decline. Moreover, in the event our payment of quarterly cash dividends or repurchases of shares of our common stock are reduced or discontinued, our failure or inability to resume paying cash dividends or repurchasing shares of our common stock at historical levels could result in a lower market valuation of our common stock.

Anti-takeover provisions in our organizational documents and Delaware law may discourage or prevent a change of control, even if an acquisition would be beneficial to our stockholders, which could affect our stock price adversely and prevent attempts by our stockholders to replace or remove our current management.

Our amended and restated certificate of incorporation, as amended and amended and restated bylaws, as amended contain provisions that could delay or prevent a change of control of our company or changes in our board of directors deemed undesirable by our board of directors that our stockholders might consider favorable. Among other things, these provisions:

•

authorize the issuance of blank check preferred stock, which can be created and issued by our board of directors without prior stockholder approval, with voting, liquidation, dividend and other rights senior to those of our common stock;

•	eliminate the ability of our stockholders to call special meetings of stockholders;

•	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

•	provide that the board of directors is expressly authorized to make, alter or repeal our bylaws;

•	provide for the removal of a director only by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of our directors; and

•	establish advance notice requirements for nominations for election to our board of directors or for proposing other business that can be acted upon by stockholders at annual stockholder meetings.

USE OF PROCEEDS

All shares of our common stock sold pursuant to this prospectus, including those subject to the underwriters’ option to purchase additional shares, will be sold by the selling stockholder. We will not receive any of the proceeds from such sales. We have agreed to pay certain of the expenses associated with the sale of the shares of our common stock by the selling stockholder, including, among other things, registration and filing fees, printing expenses, fees of our counsel and other advisers and up to $50,000 of reasonable fees of counsel for the selling stockholder.

MARKET PRICE FOR COMMON STOCK

Our common stock is listed on The NASDAQ Global Select Market (“NASDAQ”) under the symbol “WDC.” The following table sets forth, for the periods indicated, the high and low sales prices of our common stock as reported by NASDAQ:

Fiscal Year	Low	High
2015:
First Quarter (June 28, 2014 to October 3, 2014)	$91.99	$103.51
2014:
Fourth Quarter (March 29, 2014 to June 27, 2014)	$80.78	$95.00
Third Quarter (December 28, 2014 to March 28, 2014)	$80.84	$91.10
Second Quarter (September 28, 2013 to December 27, 2013)	$62.00	$84.70
First Quarter (June 29, 2013 to September 27, 2013)	$59.36	$70.61
2013:
Fourth Quarter (March 30, 2013 to June 28, 2013)	$48.78	$65.26
Third Quarter (December 29, 2012 to March 29, 2013)	$41.25	$51.00
Second Quarter (September 29, 2012 to December 28, 2012)	$32.25	$42.75
First Quarter (June 30, 2012 to September 28, 2012)	$29.58	$45.94

On November 4, 2014, the last reported sale price on NASDAQ of our common stock was $100.00 per share. As of October 31, 2014, we had approximately 1,297 holders of record of our common stock.

DIVIDEND POLICY

On September 13, 2012, we announced that our board of directors had authorized the adoption of a quarterly cash dividend policy. Under the cash dividend policy, holders of our common stock receive dividends when and as declared by our board of directors. In fiscal 2014, we declared aggregate cash dividends of $1.25 per share of our common stock, totaling $295 million, of which $201 million was paid during fiscal 2014. We may modify, suspend or cancel our cash dividend policy in any manner and at any time.

The table below sets forth the quarterly cash dividends declared on shares of our common stock during the fiscal year ended June 27, 2014 and the fiscal quarter ended October 3, 2014. We did not pay any cash dividends to our stockholders in fiscal 2012.

Record Date	Payment Date	Dividend per Share
October 3, 2014	October 15, 2014	$0.40
June 27, 2014	July 15, 2014	$0.40
March 28, 2014	April 15, 2014	$0.30
December 27, 2013	January 15, 2014	$0.30
September 30, 2013	October 15, 2013	$0.25

DESCRIPTION OF COMMON STOCK

General

The Company’s authorized capital stock consists of 450,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of October 31, 2014, we had 232,230,269 shares of common stock issued and outstanding, and no shares of preferred stock issued and outstanding. Our common stock is listed on NASDAQ under the symbol “WDC.”

The following is a summary of the material provisions of our amended and restated certificate of incorporation, as amended (our “Certificate of Incorporation”), and our amended and restated bylaws , as amended (our “Bylaws”), insofar as they relate to the material terms of our common stock. This summary is qualified in its entirety by reference to our Certificate of Incorporation and Bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. Additionally, the General Corporation Law of the State of Delaware (the “DGCL”) may also affect the terms of our common stock.

Common Stock

Subject to the relative rights, limitations and preferences of the holders of any then outstanding preferred stock, holders of our common stock will be entitled to certain rights, including (i) to share ratably in dividends if, when and as declared by our board of directors out of funds legally available therefor and (ii) in the event of liquidation, dissolution or winding up of the Company, to share ratably in the distribution of assets legally available therefor, after payment of debts and expenses. Each outstanding share of our common stock will entitle the holder to one vote on all matters submitted to a vote of the stockholders, including the election of directors, and the holders of shares of our common stock will possess the exclusive voting power. The holders of shares of our common stock will not have cumulative voting rights in the election of directors or preemptive rights to subscribe for additional shares of our capital stock. Our Bylaws require that, in uncontested elections, each director be elected by the majority of votes cast with respect to such director. This means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that director’s election) in order for that nominee to be elected.

Holders of shares of our common stock will have no preference, conversion, exchange, sinking fund, redemption or appraisal rights. The rights, preferences and privileges of holders of shares of our common stock will be subject to the terms of any series of preferred stock which the Company may issue in the future.

Anti-Takeover Effect of Our Certificate of Incorporation and Bylaws and Delaware Law

Our Certificate of Incorporation and Bylaws include provisions, summarized below, that are intended to discourage and prevent coercive takeover practices and inadequate takeover bids. These provisions are designed to encourage persons seeking to acquire control of the Company to first negotiate with our board of directors. They are also intended to provide our management with the flexibility to enhance the likelihood of continuity and stability if our board of directors determines that a takeover is not in the best interests of our stockholders. These provisions, however, could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management.

Special Stockholder Meetings

Under our Bylaws, only our board of directors, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary may call special meetings of stockholders. Stockholders do not have the authority to call a special meeting of stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our stockholders must comply with advance notice procedures set forth in our Bylaws to bring business before or nominate directors for election at a meeting of stockholders.

Elimination of Stockholder Action by Written Consent

The DGCL permits stockholder action by written consent unless the corporation’s certificate of incorporation provides otherwise. Our Certificate of Incorporation eliminates the right of stockholders to act by written consent without a meeting.

No Cumulative Voting

Under Delaware law, cumulative voting for the election of directors is not permitted unless a corporation’s certificate of incorporation authorizes cumulative voting. Our Certificate of Incorporation and Bylaws do not provide for cumulative voting in the election of directors. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence a decision by our board of directors regarding a takeover.

Authorized but Unissued Shares

Subject to the requirements of The NASDAQ Stock Market LLC and other applicable law, our authorized but unissued shares of common stock may be available for future issuance without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Undesignated Preferred Stock

The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company.

Amendment of Provisions in Certificate of Incorporation and Bylaws

Our Certificate of Incorporation may be amended in accordance with Delaware law. Our Bylaws, or any of them, may be altered, amended or repealed, and new Bylaws may be adopted, (i) by our board of directors, by vote of a majority of the number of directors then in office as directors, acting at any duly called and held meeting of our board of directors, or (ii) by the stockholders, provided that notice of such proposed amendment, modification, repeal or adoption is given in the notice of special meeting.

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL, which is an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date that the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or another transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•

at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

SELLING STOCKHOLDER

When we refer to the “selling stockholder” in this prospectus, we mean the stockholder listed in the table below. Except as described in this prospectus or the documents incorporated herein by reference, the selling stockholder listed below does not have, nor within the past three years has had, any material relationship with us or any of our affiliates. See “Relationships with Hitachi, Ltd.”

The table below sets forth, based upon written representations from the selling stockholder with respect to the beneficial ownership of shares of our common stock held by the selling stockholder as of October 31, 2014:

•	the number of shares of our common stock owned by the selling stockholder prior to this offering;

•	the number of shares of our common stock to be offered for sale by the selling stockholder in this offering;

•

the number of shares of our common stock to be owned by the selling stockholder upon completion of this offering, assuming both no exercise and full exercise of the underwriters’ option to purchase up to 815,217 additional shares of our common stock from the selling stockholder; and

•

the percentage of our outstanding shares of common stock owned by the selling stockholder prior to this offering and to be owned after the completion of this offering, assuming both no exercise and full exercise of the underwriters’ option to purchase up to 815,217 additional shares.

In the table below, the percentage of shares of our common stock beneficially owned is based on 232,230,269 shares of our common stock outstanding as of October 31, 2014, determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (“Exchange Act”). Under such rule, beneficial ownership includes any shares of our common stock over which the selling stockholder has sole or shared voting power or investment power and also any shares of our common stock that the selling stockholder has the right to acquire within 60 days of such date through the exercise of any options or other rights. Except as otherwise indicated, we believe that the selling stockholder has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by the selling stockholder in the table below.

	Shares of Our Common Stock Beneficially Owned Prior to This Offering		Shares of Our Common Stock Offered Hereby	Shares of Our Common Stock Beneficially Owned After This Offering, Assuming No Exercise of the Underwriters’ Option to Purchase Additional Shares		Shares of Our Common Stock Beneficially Owned After This Offering, Assuming Full Exercise of the Underwriters’ Option to Purchase Additional Shares
Selling Stockholder	Shares	Percent		Shares	Percent	Shares	Percent
Hitachi, Ltd.	12,500,000	5.4%	5,434,783	7,065,217	3.0%	6,250,000	2.7%

RELATIONSHIPS WITH HITACHI, LTD.

Stock Purchase Agreement

On March 7, 2011, we entered into a Stock Purchase Agreement (as subsequently amended, the “Purchase Agreement”) with Hitachi, Ltd. (“Hitachi”), Viviti Technologies Ltd., formerly known as Hitachi Global Storage Technologies Holdings Pte. Ltd. (“HGST”), a wholly-owned subsidiary of Hitachi, and Western Digital Ireland, Ltd., one of our indirect wholly-owned subsidiaries (“WDI”). Pursuant to the terms of the Purchase Agreement, on March 8, 2012 (the “Closing Date”), WDI acquired all of the issued and paid-up share capital of HGST from Hitachi for an aggregate purchase price consisting of (i) cash consideration of approximately $3.7 billion and (ii) 25,000,000 shares of our common stock (the “Acquisition”).

Investor Rights Agreement

On the Closing Date, we entered into an Investor Rights Agreement (as amended, the “Investor Rights Agreement”) with Hitachi. Under the terms of the Investor Rights Agreement, Hitachi has the right to designate, and designated, two directors (the “Hitachi Designated Directors”) to our board of directors (the “Hitachi Nomination Right”). The two designated directors were Akio Yamamoto and Masahiro Yamamura. We agreed, for the period described below, to include the Hitachi Designated Directors in our slate of nominees for election to the board of directors at each annual or special meeting of stockholders at which directors are to be elected, recommend that stockholders vote in favor of the election of the Hitachi Designated Directors, support the Hitachi Designated Directors for election in a manner no less favorable than how we support our own nominees and use commercially reasonable efforts to cause the Hitachi Designated Directors’ election to the board of directors.

Pursuant to the Investor Rights Agreement, the Hitachi Nomination Right terminates (i) with respect to one of the Hitachi Designated Directors, at the end of the second full calendar year following the Closing Date, (ii) in the event that Hitachi ceases to beneficially own at least 50% of the shares of our common stock it received in the Acquisition, (iii) if Hitachi has first sold at least 10% of the shares of our common stock it received in the Acquisition, in the event that Hitachi ceases to beneficially own at least 5% of our total issued and outstanding common stock, (iv) upon Hitachi’s breach of the standstill or transfer restriction obligations of the Investor Rights Agreement, which are described below, or (v) upon Hitachi’s material breach of the Non-Competition Agreement (defined below). In light of the obligation of one of the Hitachi Designated Directors to resign at the end of calendar year 2014, Mr. Yamamoto was not a candidate for re-election to the Board of Directors at our annual meeting of stockholders held on November 5, 2014 and no second Hitachi Designated Director will replace Mr. Yamamoto. Pursuant to (ii) above, the remaining Hitachi Designated Director, Mr. Yamamura, will resign from our board of directors after the completion of this offering.

Commencing with the Closing Date, Hitachi and its controlled affiliates became subject to customary “standstill” restrictions limiting or prohibiting, among other things, directly or indirectly, the acquisition of additional securities of the Company or seeking or proposing a change of control transaction. The standstill period runs until the earlier of (i) a change of control of the Company or (ii) 90 days after the Hitachi Nomination Right terminates. Pursuant to the Investor Rights Agreement, Hitachi has registration rights with respect to the remaining shares of our common stock it received in the Acquisition, including shelf, demand and piggyback registration rights. Pursuant to Amendment No. 4 to the Investor Rights Agreement, dated November 5, 2014, we are required to file with the SEC (i) by November 5, 2014 (or such other date as the Company and Hitachi may mutually agree upon in writing), a registration statement (the “2014 Registration Statement”) permitting the resale of up to 6,250,000 of the shares of our common stock owned by Hitachi, or such other number of shares as Hitachi may request by notice to the Company reasonably prior to the date of filing of the 2014 Registration Statement and (ii) on or before a date not earlier than February 5, 2015 to be designated by Hitachi in writing, upon prior consultation with, and reasonable prior notice to, the Company, a registration statement permitting the resale of any shares of our common stock owned by Hitachi not covered by the 2014 Registration Statement, that could all be sold in a single transaction without volume or other limitations pursuant to SEC Rule 144 (or any similar provisions then in effect) under the Securities Act.

Director Compensation Arrangements

On August 14, 2013, we entered into a Letter Agreement with Hitachi by which we agreed to make certain payments to Hitachi in lieu of our prior undertaking to compensate the Hitachi Designated Directors on the same basis that we compensate other non-employee directors. For each year of service after November 13, 2013, which commenced with our 2013 Annual Meeting of Stockholders, Hitachi is entitled to a cash payment with respect to each continuing Hitachi Designated Director equal to the base annual retainer otherwise payable to one of our other non-employee directors pursuant to our non-employee director compensation policy then in effect (which annual cash retainer is currently $75,000 and is payable promptly following the Annual Meeting of Stockholders). Hitachi also is entitled to an additional cash payment(s) determined by reference to the grants of restricted stock units the Hitachi Designated Directors would have been granted had such Hitachi Designated Directors participated in our non-employee director restricted stock unit grant program. Such cash payment(s) are payable to Hitachi within thirty (30) days after the date on which such hypothetical restricted stock units would have vested had such units actually been granted to the Hitachi Designated Directors under the terms of our non-employee director restricted stock unit grant program, and are calculated based on the number of units that would have vested multiplied by the closing price of a share of our common stock on the vesting date. For each of the Hitachi Designated Directors, Hitachi received a payment of $537,845 for fiscal 2014. Hitachi is not entitled to any cash payments with respect to any hypothetical restricted stock units for which the applicable vesting conditions would not have been satisfied by the applicable Hitachi Designated Director, provided, however, that any hypothetical restricted stock units shall continue to vest if such Hitachi Designated Director is replaced by a new Hitachi Designated Director during the relevant vesting period. The Hitachi Designated Directors are not entitled to any compensation from us for their service on our board of directors but are entitled to the same travel and expense reimbursement as our other non-employee directors.

License Agreement

On the Closing Date, we entered into a License Agreement with Hitachi (the “License Agreement”) under which (i) Hitachi granted to us a royalty-free license under certain patents of Hitachi, and (ii) we granted to Hitachi a royalty-free license under certain of our patents. The terms of such patent licenses run a minimum of five years from the Closing Date. Under the License Agreement, Hitachi has also granted to us a royalty-free, perpetual license under its non-patent intellectual property that may be held by HGST. Further, under the License Agreement, we and Hitachi each release the other party with respect to acts of infringement of certain patents of such releasing party prior to the Closing Date.

Purchase of Production Materials, Equipment and Other Services

We purchase production materials, equipment and other services from Hitachi and its affiliates. Total production materials purchased from Hitachi and its affiliates during the three years ended October 3, 2014, totaled approximately $167 million. In addition, we purchase equipment and other services from Hitachi and its affiliates, including facility and equipment maintenance, human resource services and information technology services. Total equipment and other services purchased from Hitachi and its affiliates during the three years ended October 3, 2014, totaled approximately $347 million.

Sales Transactions

We sell certain of our products to Hitachi and its affiliates, including under a Master Services Agreement entered into with Hitachi in 2003. At the Closing Date, we entered into a Customer Agreement, which provided that sales of certain of our products to Hitachi would continue to be governed by the Master Services Agreement through March 2014. The Customer Agreement expired in March 2014, but the Master Services Agreement continues in effect. Revenue related to products sold to Hitachi and its affiliates during the three years ended October 3, 2014, totaled approximately $903 million.

R&D Services Agreement

Hitachi and its affiliates provide research and development services to us, including under an R&D Services Agreement entered into with Hitachi at the Closing Date, which has a term expiring in September 2015. The amount of research and development services provided by Hitachi and its affiliates during the three years ended October 3, 2014, totaled approximately $23 million.

Branding Agreement

On the Closing Date, HGST and Hitachi entered into a Branding Agreement under which Hitachi granted HGST a non-exclusive license to continue to use certain trademarks and service marks of Hitachi for specified periods following the Closing Date.

Non-Competition Agreement

On the Closing Date, we and Hitachi entered into an Agreement Not to Compete (the “Non-Competition Agreement”). Under the terms of the Non-Competition Agreement, Hitachi and its wholly-owned subsidiaries may not compete for periods ranging from five to ten years from the Closing Date, depending on the jurisdiction, in the hard disk drive field, including the manufacture and sale of hard disk drive products and, subject to certain exceptions, research and development that is related to any material aspect of the manufacture of hard disk drive products.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a discussion of the material U.S. federal income tax consequences relevant to an investment decision by a Non-U.S. Holder, as defined below, with respect to the shares of our common stock. The following discussion, in so far as it expresses conclusions as to the application of United States federal income tax laws to the ownership and disposition of shares of our common stock, is the opinion of O’Melveny & Myers LLP. This discussion does not purport to address the tax consequences of owning shares of our common stock to all categories of investors, some of which (such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, U.S. expatriates, persons holding our shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, pass-through entities and investors therein, persons who own, actually or under applicable constructive ownership rules, 10% or more of our shares of common stock, or dealers in securities or currencies) may be subject to special rules. This discussion deals only with holders who purchase shares of our common stock in connection with this offering and hold the shares as a capital asset. Moreover, this discussion is based on laws, regulations and other authorities in effect as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership and disposition of our shares of common stock (including consequences arising under U.S. federal estate and gift tax laws).

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of our shares of common stock other than a holder that is, for U.S. federal income tax purposes, (a) an individual who is a citizen or resident of the United States, (b) a corporation (or other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if either (1) a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and upon the activities of the partnership. If you are a partner in such a partnership considering an investment in our shares, you are encouraged to consult your tax advisor.

U.S. Federal Income Taxation of Non-U.S. Holders

Non-U.S. Holders generally will be subject to U.S. federal income tax on distributions received from us on our shares of common stock to the extent paid from our current or accumulated earnings and profits. To the extent those distributions exceed both our current and accumulated earnings and profits, they will constitute a return of capital and will first reduce a non-U.S. holder’s basis in our common stock (determined on a share-by-share basis), but not below zero, and then will be treated as gain from the sale of our common stock.

Dividends paid to a Non-U.S. holder of our common stock that are not effectively connected with a Non-U.S. holder’s trade or business in the United States generally will be subject to withholding of U.S. federal income tax at a rate of 30% (or lower rate as provided by an applicable income tax treaty). If dividends paid to a Non-U.S. holder are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by such Non-U.S. holder in the United States), U.S. federal withholding tax should not apply, so long as the appropriate certifications are properly made by such Non-U.S. holder.

Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our shares of common stock, unless:

•

the gain is effectively connected income (and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States);

•

the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met, in which case such gain (net of certain U.S. source losses) generally will be taxed at a 30% rate (unless an applicable income tax treaty provides otherwise); or

•

our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes, at any time within the shorter of the five-year period preceding the disposition or your holding period for our common stock.

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, as to which there can be no assurance, such common stock will be treated as a U.S. real property interest only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the applicable period described above.

Effectively connected income will generally be subject to regular U.S. federal income tax in the same manner as U.S. holders, unless an applicable income tax treaty provides otherwise. In addition, earnings and profits of a corporate Non-U.S. Holder that are attributable to effectively connected income, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

A Non-U.S. Holder that receives distributions on our shares of common stock, or sells our shares of common stock through the U.S. office of a broker, or a non-U.S. office of a broker with specified connections to the United States, may be subject to backup withholding and related information reporting unless the Non-U.S. Holder certifies that it is a non-U.S. person, under penalties of perjury, or otherwise establishes an exemption.

Backup withholding is not an additional tax. You generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by timely filing a refund claim with the IRS.

FATCA Withholding

The Foreign Account Tax Compliance Act (“FATCA”) will impose a U.S. federal withholding tax of 30% on certain payments to foreign financial institutions, investment funds and other non-U.S. persons that fail to comply with certain information reporting and certification requirements pertaining to their direct and indirect U.S. security holders and/or U.S. account holders. Such payments would include our dividends and, after December 31, 2016, the gross proceeds from the sale or other disposition of our common stock. We will not pay any additional amounts to holders of shares of our common stock in respect of any amounts withheld. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

UNDERWRITING

The Company, the selling stockholder and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered pursuant to this prospectus. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and RBC Capital Markets, LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities LLC
RBC Capital Markets, LLC
Needham & Company, LLC
Stifel, Nicolaus & Company, Incorporated
Evercore Group L.L.C.

Total	5,434,783

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until such option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to purchase up to 815,217 additional shares from the selling stockholder. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above. We will not receive any proceeds from the sale of the shares being sold by the selling stockholder, including any shares sold pursuant to the underwriters’ option to purchase additional shares.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholder. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 815,217 additional shares.

Paid by the Selling Stockholder	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $         per share from the public offering price. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The selling stockholder has agreed with the underwriters, subject to certain exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any of our securities that are substantially similar to the shares of our common stock offered hereby, including but not limited to any options or warrants to purchase shares of our common stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, our common stock or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge or disposition or hedge any shares of our common stock or any such other securities, during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

We have agreed with the underwriters, subject to certain exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any of our securities that are substantially similar to the shares of our common stock offered hereby, including but not limited to any options or warrants to purchase shares of our common stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, our common stock or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or hedge any shares of our common stock or any such other securities, during the period from the date of this prospectus continuing through the date 60 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

The Company’s common stock is listed on NASDAQ under the symbol “WDC.”

In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the selling stockholder in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on NASDAQ, in the over-the-counter market or otherwise.

We estimate that the share of the total expenses of this offering payable by us will be approximately $661,000.

The Company and the selling stockholder have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for the Company which may include extensions, renewals, replacements or amendments to the Company’s senior credit facilities, for which they received or will receive customary fees and expenses. In particular, J.P. Morgan Securities LLC is the sole lead arranger and a joint bookrunner under the Company’s senior credit facilities and JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, is the administrative agent and a lender under the Company’s senior credit facilities; and Merrill Lynch, Pierce, Fenner & Smith Incorporated and/or its affiliates and Royal Bank of Canada and its affiliates are joint bookrunners, co-syndication agents and lenders under the Company’s senior credit facilities.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date), no offer of shares may be made to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive.

provided that no such offer of shares shall require the issuer or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the company; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (the Financial Instruments and Exchange Act) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

Certain legal matters with respect to this offering will be passed upon for us by Michael C. Ray, Senior Vice President, General Counsel and Secretary of the Company, and by O’Melveny & Myers LLP, Menlo Park, California. Mr. Ray is compensated by the Company as an employee. Mr. Ray owns 8 shares of our common stock, 21,003 restricted stock units that are payable in an equivalent number of shares of our common stock, and Company stock options to acquire up to an additional 70,629 shares of our common stock. Certain legal matters will be passed upon for the selling stockholder by Davis Polk & Wardwell LLP, Tokyo, Japan, as to matters of United States federal law and New York law, and by Mori Hamada & Matsumoto, Tokyo, Japan, as to matters of Japanese law. Certain legal matters will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California.

EXPERTS

The consolidated balance sheets of Western Digital Corporation and subsidiaries as of June 27, 2014 and June 28, 2013, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 27, 2014, and the related financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting as of June 27, 2014, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION AND

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed a registration statement on Form S-3 with the SEC under the Securities Act with respect to the shares of our common stock offered hereby. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC, including the registration statement and the exhibits to the registration statement, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. These documents may also be accessed on our website at www.wdc.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website to be part of this prospectus.

This prospectus is part of the registration statement we filed with the SEC. We have incorporated exhibits into the registration statement. You should read the exhibits carefully for provisions that may be important to you.

The SEC allows us to “incorporate by reference” in this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede the information included or incorporated by reference in this prospectus. Western Digital’s SEC file number is 001-08703. We are incorporating by reference in this prospectus the documents listed below, which were previously filed by us with the SEC, in each case excluding any information deemed furnished and not filed in accordance with SEC rules:

•	our Annual Report on Form 10-K for the year ended June 27, 2014;

•	our Quarterly Report on Form 10-Q for the quarter ended October 3, 2014;

•

the portions of our Definitive Proxy Statement on Schedule 14A filed on September 23, 2014 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended June 27, 2014;

•	our Current Reports on Form 8-K filed on July 7, 2014 (Item 5.02 only), August 6, 2014 and August 25, 2014 (Item 5.02 only); and

•

the description of our common stock, $.01 par value per share, that is contained in our Registration Statement on Form 8-A filed on May 31, 2012, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until the offering of shares of our common stock under this prospectus is terminated or completed, other than documents or information deemed furnished and not filed in accordance with SEC rules.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person and at no cost, a copy of any document incorporated by reference into this prospectus (or incorporated into the documents that this prospectus incorporates by reference), excluding all exhibits unless those exhibits are specifically incorporated by reference in such document. Requests can be made by writing to Investor Relations: Western Digital Corporation, 3355 Michelson Drive, Suite 100, Irvine, California 92612, or by telephone request to (800) 695-6399.

5,434,783 Shares

Western Digital Corporation

Common Stock

Goldman, Sachs & Co.	BofA Merrill Lynch	J.P. Morgan	RBC Capital Markets

Needham & Company	Stifel	Evercore ISI

                    , 2014

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the fees and expenses payable by the registrant in connection with the offering described in this registration statement. All of the amounts shown are estimates except the SEC registration fee.

Amount to be paid
SEC registration fee	$70,722
Printing and engraving expenses	45,000
Legal fees and expenses	415,000
Accounting fees and expenses	75,000
Transfer Agent fees and expenses	5,400
Miscellaneous fees and expenses	50,000

Total	661,122

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides, among other things, that to the extent a director or officer of the corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

As permitted by Section 102(b)(7) of the DGCL, the Company’s certificate of incorporation provides that a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating the law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

The Company’s bylaws require that directors and officers be indemnified to the maximum extent permitted by Delaware law. In addition to the indemnification provisions in the Company’s bylaws, the Company has entered into indemnity agreements with each director and executive officer of the Company. These indemnity agreements require that the Company indemnify each director and executive officer to the fullest extent permitted by the DGCL.

The indemnity agreements also require the Company to make prompt payment of expenses incurred by the director or executive officer in connection with any proceeding upon the request of the director or executive officer in advance of indemnification to the extent permitted by law.

The Company has a policy of directors’ liability insurance which insures the directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances stated in the policy.

ITEM 16.  EXHIBITS

EXHIBIT NUMBER	DESCRIPTION
1.1	Underwriting Agreement (to be filed by amendment to this registration statement or under cover of a Current Report on Form 8-K incorporated by reference herein)
2.1

Stock Purchase Agreement, dated March 7, 2011, among Western Digital Corporation, Western Digital Ireland, Ltd., Hitachi, Ltd., and Viviti Technologies Ltd. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 1-08703), as filed with the Securities and Exchange Commission on May 2, 2011)

2.2

First Amendment to Stock Purchase Agreement, dated May 27, 2011, among Western Digital Corporation, Western Digital Ireland, Ltd., Hitachi, Ltd., and Viviti Technologies Ltd. (incorporated by reference to the Company’s Annual Report on Form 10-K (File No. 1-08703), as filed with the Securities and Exchange Commission on August 12, 2011)

2.3

Second Amendment to Stock Purchase Agreement, dated November 23, 2011, among Western Digital Corporation, Western Digital Ireland, Ltd., Hitachi, Ltd., and Viviti Technologies Ltd. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 1-08703), as filed with the Securities and Exchange Commission on January 27, 2012)

2.4

Third Amendment to Stock Purchase Agreement, dated January 30, 2012, among Western Digital Corporation, Western Digital Ireland, Ltd., Hitachi, Ltd., and Viviti Technologies Ltd. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 1-08703), as filed with the Securities and Exchange Commission on May 9, 2012)

2.5

Fourth Amendment to Stock Purchase Agreement, dated February 15, 2012, among Western Digital Corporation, Western Digital Ireland, Ltd., Hitachi, Ltd., and Viviti Technologies Ltd. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 1-08703), as filed with the Securities and Exchange Commission on May 9, 2012)

EXHIBIT NUMBER	DESCRIPTION
2.6

Fifth Amendment to Stock Purchase Agreement, dated March 6, 2012, among Western Digital Corporation, Western Digital Ireland, Ltd., Hitachi, Ltd., and Viviti Technologies Ltd. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 1-08703), as filed with the Securities and Exchange Commission on May 9, 2012)

2.7

Sixth Amendment to Stock Purchase Agreement, dated March 6, 2012, among Western Digital Corporation, Western Digital Ireland, Ltd., Hitachi, Ltd., and Viviti Technologies Ltd. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 1-08703), as filed with the Securities and Exchange Commission on May 9, 2012)

2.8

Amendment to Stock Purchase Agreement, dated July 9, 2012, among Western Digital Corporation, Western Digital Ireland, Ltd., Hitachi, Ltd., and Viviti Technologies Ltd. (Incorporated by reference to the Company’s Annual Report on Form 10-K (File No. 1-08703), as filed with the Securities and Exchange Commission on August 19, 2013)

2.9

Amendment to Stock Purchase Agreement, dated July 27, 2012, among Western Digital Corporation, Western Digital Ireland, Ltd., Hitachi, Ltd., and Viviti Technologies Ltd. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 1-08703), as filed with the Securities and Exchange Commission on November 2, 2012)

2.10

Amendment to Stock Purchase Agreement, dated August 29, 2012, among Western Digital Corporation, Western Digital Ireland, Ltd., Hitachi, Ltd., and Viviti Technologies Ltd. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 1-08703), as filed with the Securities and Exchange Commission on November 2, 2012)

4.1

Amended and Restated Certificate of Incorporation of Western Digital Corporation, as amended to date (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 1-08703), as filed with the Securities and Exchange Commission on February 8, 2006)

4.2

Amended and Restated Bylaws of Western Digital Corporation, as amended effective as of November 14, 2013 (incorporated by reference to the Company’s Current Report on Form 8-K (File No. 1-08703), as filed with the Securities and Exchange Commission on November 14, 2013)

4.3

Investor Rights Agreement, dated as of March 8, 2012, between Western Digital Corporation and Hitachi, Ltd. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 1-8703), as filed with the Securities and Exchange Commission on May 9, 2012)

4.4

Amendment No. 1 to Investor Rights Agreement, dated as of February 5, 2013, by and between Western Digital Corporation and Hitachi, Ltd. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 1-08703), as filed with the Securities and Exchange Commission on May 3, 2013)

4.5

Letter Agreement, dated August 14, 2013, by and between Western Digital Corporation and Hitachi, Ltd. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 1-08703), as filed with the Securities and Exchange Commission on October 29, 2013)

4.6

Amendment No. 2 to Investor Rights Agreement, dated as of August 27, 2013, by and between Western Digital Corporation and Hitachi, Ltd. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 1-08703), as filed with the Securities and Exchange Commission on October 29, 2013)

4.7

Amendment No. 3 to Investor Rights Agreement, dated as of October 29, 2013, by and between Western Digital Corporation and Hitachi, Ltd.(incorporated by reference to the Company’s Registration Statement on Form S-3ASR (File No.333-191987), as filed with the Securities and Exchange Commission on October 30, 2013)

EXHIBIT NUMBER	DESCRIPTION
4.8	Amendment No. 4 to Investor Rights Agreement, dated as of November 5, 2014, by and between Western Digital Corporation and Hitachi, Ltd.†
5.1	Opinion of Michael C. Ray†
23.1	Consent of KPMG LLP†
23.2	Consent of Michael C. Ray (contained in Exhibit 5.1)
24.1	Powers of Attorney (included on signature pages hereto)

†	Filed herewith.

ITEM 17.  UNDERTAKINGS

(a) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on November 5, 2014.

WESTERN DIGITAL CORPORATION

By:	/s/ Stephen D. Milligan
Stephen D. Milligan President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Stephen D. Milligan and Michael C. Ray, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement we may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933 to register additional securities in connection with this registration statement, and to file this registration statement, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Stephen D. Milligan Stephen D. Milligan	President, Chief Executive Officer and Director (Principal Executive Officer)	November 5, 2014

/s/ Olivier C. Leonetti Olivier C. Leonetti	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 5, 2014

/s/ Thomas E. Pardun Thomas E. Pardun	Chairman of the Board	November 5, 2014

/s/ Kathleen A. Cote Kathleen A. Cote	Director	November 5, 2014

/s/ Henry T. DeNero Henry T. DeNero	Director	November 5, 2014

/s/ Michael D. Lambert Michael D. Lambert	Director	November 5, 2014

Signature	Title	Date

/s/ Len J. Lauer Len J. Lauer	Director	November 5, 2014

/s/ Matthew E. Massengill Matthew E. Massengill	Director	November 5, 2014

/s/ Paula A. Price Paula A. Price	Director	November 5, 2014

/s/ Masahiro Yamamura Masahiro Yamamura	Director	November 5, 2014

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
1.1	Underwriting Agreement (to be filed by amendment to this registration statement or under cover of a Current Report on Form 8-K incorporated by reference herein)
2.1

Stock Purchase Agreement, dated March 7, 2011, among Western Digital Corporation, Western Digital Ireland, Ltd., Hitachi, Ltd., and Viviti Technologies Ltd. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 1-08703), as filed with the Securities and Exchange Commission on May 2, 2011)

2.2

First Amendment to Stock Purchase Agreement, dated May 27, 2011, among Western Digital Corporation, Western Digital Ireland, Ltd., Hitachi, Ltd., and Viviti Technologies Ltd. (incorporated by reference to the Company’s Annual Report on Form 10-K (File No. 1-08703), as filed with the Securities and Exchange Commission on August 12, 2011)

2.3

Second Amendment to Stock Purchase Agreement, dated November 23, 2011, among Western Digital Corporation, Western Digital Ireland, Ltd., Hitachi, Ltd., and Viviti Technologies Ltd. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 1-08703), as filed with the Securities and Exchange Commission on January 27, 2012)

2.4

Third Amendment to Stock Purchase Agreement, dated January 30, 2012, among Western Digital Corporation, Western Digital Ireland, Ltd., Hitachi, Ltd., and Viviti Technologies Ltd. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 1-08703), as filed with the Securities and Exchange Commission on May 9, 2012)

2.5

Fourth Amendment to Stock Purchase Agreement, dated February 15, 2012, among Western Digital Corporation, Western Digital Ireland, Ltd., Hitachi, Ltd., and Viviti Technologies Ltd. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 1-08703), as filed with the Securities and Exchange Commission on May 9, 2012)

2.6

Fifth Amendment to Stock Purchase Agreement, dated March 6, 2012, among Western Digital Corporation, Western Digital Ireland, Ltd., Hitachi, Ltd., and Viviti Technologies Ltd. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 1-08703), as filed with the Securities and Exchange Commission on May 9, 2012)

2.7

Sixth Amendment to Stock Purchase Agreement, dated March 6, 2012, among Western Digital Corporation, Western Digital Ireland, Ltd., Hitachi, Ltd., and Viviti Technologies Ltd. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 1-08703), as filed with the Securities and Exchange Commission on May 9, 2012)

2.8

Amendment to Stock Purchase Agreement, dated July 9, 2012, among Western Digital Corporation, Western Digital Ireland, Ltd., Hitachi, Ltd., and Viviti Technologies Ltd. (Incorporated by reference to the Company’s Annual Report on Form 10-K (File No. 1-08703), as filed with the Securities and Exchange Commission on August 19, 2013)

2.9

Amendment to Stock Purchase Agreement, dated July 27, 2012, among Western Digital Corporation, Western Digital Ireland, Ltd., Hitachi, Ltd., and Viviti Technologies Ltd. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 1-08703), as filed with the Securities and Exchange Commission on November 2, 2012)

2.10

Amendment to Stock Purchase Agreement, dated August 29, 2012, among Western Digital Corporation, Western Digital Ireland, Ltd., Hitachi, Ltd., and Viviti Technologies Ltd. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 1-08703), as filed with the Securities and Exchange Commission on November 2, 2012)

EXHIBIT NUMBER	DESCRIPTION
4.1

Amended and Restated Certificate of Incorporation of Western Digital Corporation, as amended to date (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 1-08703), as filed with the Securities and Exchange Commission on February 8, 2006)

4.2

Amended and Restated Bylaws of Western Digital Corporation, as amended effective as of November 14, 2013 (incorporated by reference to the Company’s Current Report on Form 8-K (File No. 1-08703), as filed with the Securities and Exchange Commission on November 14, 2013)

4.3

Investor Rights Agreement, dated as of March 8, 2012, between Western Digital Corporation and Hitachi, Ltd. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 1-8703), as filed with the Securities and Exchange Commission on May 9, 2012)

4.4

Amendment No. 1 to Investor Rights Agreement, dated as of February 5, 2013, by and between Western Digital Corporation and Hitachi, Ltd. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 1-08703), as filed with the Securities and Exchange Commission on May 3, 2013)

4.5

Letter Agreement, dated August 14, 2013, by and between Western Digital Corporation and Hitachi, Ltd. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 1-08703), as filed with the Securities and Exchange Commission on October 29, 2013)

4.6

Amendment No. 2 to Investor Rights Agreement, dated as of August 27, 2013, by and between Western Digital Corporation and Hitachi, Ltd. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 1-08703), as filed with the Securities and Exchange Commission on October 29, 2013)

4.7

Amendment No. 3 to Investor Rights Agreement, dated as of October 29, 2013, by and between Western Digital Corporation and Hitachi, Ltd.(incorporated by reference to the Company’s Registration Statement on Form S-3ASR (File No.333-191987), as filed with the Securities and Exchange Commission on October 30, 2013)

4.8	Amendment No. 4 to Investor Rights Agreement, dated as of November 5, 2014, by and between Western Digital Corporation and Hitachi, Ltd.†
5.1	Opinion of Michael C. Ray†
23.1	Consent of KPMG LLP†
23.2	Consent of Michael C. Ray (contained in Exhibit 5.1)
24.1	Powers of Attorney (included on signature pages hereto)

†	Filed herewith.